Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ORAGENICS, INC.

(Document Number P96000091949)

Oragenics, Inc. (the “Corporation”), does hereby certify that the Corporation’s Articles of Incorporation originally filed with the Florida Department of State on November 6, 1996, as amended and restated on May 8, 2002, as further amended by those certain amendments filed October 28, 2009, September 22, 2010, August 30, 2011, June 2, 2014, January 10, 2017, May 8, 2017, November 8, 2017, December 5, 2017, December 29, 2017, January 16, 2018, June 22, 2018, July 13, 2018, February 25, 2022, January 11, 2023, July 21, 2023, December 4, 2023, December 14, 2023 and March 14, 2025, are hereby further amended pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida.

The Corporation does hereby further certify that this amendment was duly adopted by the Corporation’s Board of Directors and by the shareholders of the Corporation in accordance with the applicable provisions of Section 607.0725 of the Florida Business Corporation Act of the State of Florida. The Corporation’s Board of Directors adopted this amendment on March 18, 2025 and recommended that this amendment be adopted by the Corporation’s shareholders. This amendment was adopted by the shareholders on May 2, 2025, and the number of votes cast for the amendment by the shareholders was sufficient for approval. This amendment shall become effective on June 3, 2025 at 12:01 a.m. (the “Effective Time”).

The Amended and Restated Articles of Incorporation of the Corporation, as amended, are amended as follows:

The first paragraph of Article II of the Amended and Restated Articles of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

“Capital Stock: The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 400,000,000 shares, consisting of (i) 350,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and (ii) 50,000,000 shares of preferred stock, no par value (“Preferred Stock”).”

At the Effective Time, each thirty (30) shares of the Corporation’s common stock, par value $0.001 per share, issued immediately prior to the Effective Time (the “Old Common Stock”) (including the number of shares of common stock issuable upon exercise or conversion of all issued and outstanding, options, warrants and convertible securities of every kind, including all options, shares outstanding and authorized for issuance under the Corporation’s 2021 Equity Incentive Plan) will automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of common stock, par value $0.001 per share (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and each fractional share resulting from the Reverse Stock Split shall be automatically rounded up to the nearest whole number. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

The amendment to the Amended and Restated Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series. The remainder of the Amended and Restated Articles of Incorporation, as amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, the Chief Executive Officer of the Corporation, has executed these Articles of Amendment as of May 27, 2025.

/s/ Janet Huffman
Janet Huffman, Chief Executive Officer